EXHIBIT 10(uu)


                              EMPLOYMENT AGREEMENT

     Employment Agreement ("Agreement") by and between THE DRESS BARN, INC. ("Dress Barn"), and DAVID R. JAFFE ("Executive") dated as of May 2, 2002.

     WHEREAS, Executive has been employed by Dress Barn for approximately 10 years in increasingly senior executive positions; and

     WHEREAS, Executive has recently been promoted to President and Chief Executive Officer.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dress Barn and Executive agree as follows:

1. Employment. Dress Barn hereby agrees to employ Executive, and Executive hereby agrees to be employed by Dress Barn, upon the terms and subject to the conditions set forth in this Agreement.

2. Term of Employment. The period of Executive's employment under this Agreement shall begin as of May 2, 2002 (the "Effective Date") and shall continue for a period ending July 30, 2005, unless sooner terminated in accordance with Section 5 below ("Initial Term"). The Employment Term shall be extended for successive one (1) year periods (each a "Renewal Term") unless either party gives written notice of non-renewal to the other party not less than one year prior to the end of the Initial Term or Renewal Term (as applicable) then in effect. As used in this Agreement, the phrase "Employment Term" refers to Executive's period of employment from the date of this Agreement until his "Termination Date" (as defined in Section 5(f) below).

3. Duties and Responsibilities.

     (a) Dress Barn will employ Executive as its President and Chief Executive Officer. In these capacities, Executive shall perform the customary duties and have the customary responsibilities of such positions. Executive shall report to the Chairman of Dress Barn's Board of Directors (the "Board") and the Board, and shall perform such other duties as may be assigned to Executive from time to time by the Chairman or the Board.

     (b) Executive agrees to faithfully serve Dress Barn, devote his full working time, attention and energies to the business of Dress Barn, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities. Executive agrees not to engage in any other business or employment without the written consent of Dress Barn except as otherwise specifically provided herein. Executive may perform uncompensated services in connection with either the management of personal investments or with charitable or civic organizations; provided that such activities do not interfere with Executive's duties pursuant to this Agreement. Executive may serve on other corporate boards of directors, with the approval of the Board, which approval will not be unreasonably withheld. Executive shall also be entitled to appropriate vacation each year.

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4.       Compensation and Benefits.

     (a) Base Salary. During the Employment Term, Dress Barn shall pay Executive a base salary at the annual rate of $650,000 per year or such higher rate as may be determined from time to time by the Board or a Compensation Committee of the Board ("Base Salary"). Such Base Salary shall be paid in accordance with Dress Barn's standard payroll practices for senior executives.

     (b) Benefit Plans, Fringe Benefits and Incentive Programs. Executive shall be entitled to participate in all of Dress Barn's pension, insurance and other benefit plans and programs and in all bonus and incentive plans, including the Dress Barn Management Incentive Plan and stock option plans. Executive shall be entitled to office, secretarial and administrative assistance, exclusive use of an automobile (and payment for gasoline, maintenance, repairs, insurance, taxes and other related automobile expenses), tax preparation services including the services of an outside accounting firm, and the non-exclusive use of a Dress Barn apartment located in New York City.

     (c) Stock Option Grant. In connection with Executive's promotion to President and Chief Executive Officer, Dress Barn shall, within 90 days of the Effective Date, grant Executive options to purchase 150,000 shares of Dress Barn Common Stock at a price to be determined by Dress Barn within 90 days of the Effective Date, such option to be granted pursuant to Dress Barn's 1995 Non-Qualified Stock Option Plan.

     (d) Expense Reimbursement. Dress Barn shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement in accordance with Dress Barn's customary practices applicable to senior executives.

5. Termination of Employment. Executive's employment under this Agreement shall terminate at the end of the Initial Term or Renewal Term by notice of non-renewal by either party in accordance with Section 2, unless earlier terminated under any of the circumstances set forth in this Section 5 (a) through (d). Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, and, if applicable, Section 7 below.


     (a) Death.  Executive's  employment shall terminate upon Executive's death.

     (b) Total Disability. Dress Barn may terminate Executive's employment upon his becoming "Totally Disabled". For purposes of this Agreement, Executive shall be "Totally Disabled" if Executive is physically or mentally incapacitated so as to render Executive incapable of performing the material and substantial duties of President under this
                                                        2

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Agreement  for a period of ninety (90)  consecutive  days or one hundred  twenty
(120) non-consecutive days in any twelve (12) month period. Executive's receipt of disability benefits under Dress Barn's long-term disability benefits plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability (as defined in this Section 5(b)) for purpose of this Agreement; provided, however, that in the absence of Executive's receipt of such long-term disability benefits or Social Security benefits, the Board may determine that Executive is Totally Disabled (as defined in this Section 5(b))
based  upon  the  opinion  of  an  impartial  reputable  physician   ("Impartial
Physician")   selected   by   mutual   agreement   of  the   parties   or  their
representatives, or failing agreement within 10 days of a written request therefor by Dress Barn to Executive, then an Impartial Physician designated by mutual agreement of a physician selected by Executive (or his representatives) and a physician selected by Dress Barn; the written opinion of such Impartial Physician as to the issue of Total Disability shall be final and binding on the parties.

     (c) Termination by Dress Barn for Cause. Dress Barn may terminate Executive's employment for "Cause." Such termination shall be effective as of the date specified in the written Notice of Termination provided to Executive.

     (i) For purposes of this Agreement, the term "Cause" shall mean any of the following:

          (A) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude but excluding any conviction which results solely from Executive's title or position with Dress Barn and is not based on his personal conduct;

          (B) intentional and willful failure to satisfactorily perform employment duties reasonably requested by the Board after thirty (30) days' written notice of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury);

          (C) fraud or embezzlement;

          (D) gross misconduct or gross negligence in connection with the business of Dress Barn or an affiliate which has a substantial adverse effect on Dress Barn or the affiliate;

          (E) Executive's intentional and willful act or omission which is materially detrimental to the business or reputation of Dress Barn; or

          (F) willful breach of any of the covenants set forth in Section 8 hereof.

     (d) Termination by Executive for "Good Reason." Executive may terminate his employment under this Agreement for "Good Reason" after providing a Notice of Termination to Dress Barn at least sixty (60) days prior to the Termination Date.

     (i) For purposes of this  Agreement,  the term "Good Reason" shall mean the
     occurrence,   without   Executive's   consent,  of  any  of  the  following
     circumstances:

     (i) any material demotion of Executive from his position, job duties, or responsibilities as President and Chief Executive Officer (except in connection with the termination of Executive's employment for Cause or due to Total Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence);

     (ii) a failure by Dress Barn to pay Executive's compensation and benefits in accordance this Agreement;

     (iii)relocation of Executive's principal place of work outside of a thirty-five (35) mile radius of its current location;

     (iv) any material breach (not covered by clauses (i) - (iii) above) of any of Dress Barn's obligations under this Agreement; or

     (v) a Change in Control, as defined in Paragraph 6 below, shall have occurred and Executive shall have provided a Notice of Termination thereafter.

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     (e) Notice of  Termination.  Any  termination of Executive's  employment by
Dress Barn or by Executive (other than by reason of Executive's death) shall be communicated by delivery of a written notice of termination to the other party in accordance with Section 9 below ("Notice of Termination"). Any notice of non-renewal pursuant to Section 2 shall be delivered in accordance with Section 9 below.

     (f) Termination Date. The effective date of Executive's termination of employment (the "Termination Date") shall be

     (i) in the event of termination for non-renewal by Dress Barn or Executive pursuant to Section 2, at the end of the then current Initial Term or Renewal Term;

     (ii) in the event of Executive's death, the date of death;

     (iii)in the event of termination for Total Disability, the date specified in the Notice of Termination;

     (iv) in the event of termination for Cause, the date specified in the Notice of Termination;

     (v) in the event of termination for Good Reason, the date specified in the Notice of Termination or such later date as may be mutually agreed by the parties; and

     (vi) in the event of any other termination, the last day of the sixty (60) day period beginning on the date on which written Notice of Termination is given or such earlier date as may be specified by Dress Barn or such later date as may be mutually agreed by the parties.


6. Compensation Following Termination of Employment; Change in Control.

     (a) In the event Executive's employment is terminated during the Initial Term or Renewal Term for a reason other than for death, Total Disability, for Cause or following a Change in Control, in addition to all other payments and benefits to which Executive shall be entitled, Executive shall be entitled to receive an amount equal to the amount of Executive's Base Salary (at the rate in effect on Executive's Termination Date) for a period equal to what would have otherwise been the period remaining in the applicable term, but not less than one year. Payments to Executive under this Section shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment.

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     (b) Upon a Change in Control (as  hereinafter  defined),  Executive may, at his option, terminate his employment under this Agreement by Notice of Termination given at any time thereafter. In the event Executive's employment is terminated by reason of a Notice of Termination following a Change in Control, Dress Barn shall pay the Executive in a single lump sum on or before the sixtieth day following such election, an amount equal to two times the Base Salary at the rate in effect on the date of the Notice of Termination. Notwithstanding receipt of such lump sum payment, Executive shall be entitled to receive the payments and benefits hereinafter referred to in this Paragraph 6.

          A Change in Control shall mean the occurrence of any one of the following events:

     (i) any "person," as such term is used in sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 under that act, of 30% or more of the outstanding common stock of Dress Barn, excluding a person that is an affiliate (as such term is used under that act) of Dress Barn on the date of this Agreement, or any affiliate of any such person;

     (ii) the majority of the board of directors of Dress Barn consists of individuals other than Incumbent Directors, which term means the members of the board of directors of Dress Barn on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

     (iii)Dress  Barn  adopts  any  plan  of   liquidation   providing  for  the
          distribution of all or substantially all its assets;

     (iv) all or substantially all the assets or business of Dress Barn are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Dress Barn immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of Dress Barn, all the common stock or other ownership interests of the entity or entities, if any, that succeed to the business of Dress Barn); or (v) Dress Barn combines with another company and is the surviving corporation, but, immediately after the combination, the shareholders of Dress Barn immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company (there being excluded from the number of shares held by such shareholders, but not from the common stock or other ownership interests of the combined company, any shares or other ownership interests received by affiliates of such other company in exchange for stock of such other company).

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     (c) Upon termination of Executive's employment under this Agreement for any reason, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

          (i) Earned but Unpaid Compensation. Dress Barn shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under this Agreement.

          (ii) Other Compensation and Benefits. Except as may otherwise be provided under this Agreement, any benefits to which Executive may be entitled pursuant to any other plans, programs and benefits referred to in Section 4 above shall be determined and paid in accordance with the terms of such plans, programs and benefits.


7.       Benefits Payable Following Death or Total Disability.


     (a) Death. In the event that Executive's employment is terminated by reason of his death, Executive or his designated beneficiary or estate (as the case may
be) shall receive (i) such life insurance or benefits to which Executive is entitled under the plans and policies maintained by the Company, (ii) Executive's full Base Salary at the rate in effect on the date of Executive's death, as if his employment had continued until one year following Executive's death, payments of Base Salary to be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment, and (iii) continuation of Executive's health and medical insurance coverage for his family until one year following Executive's death.

     (b)  Total  Disability.   In  the  event  that  Executive's  employment  is
terminated by reason of his Total  Disability  as determined in accordance  with
Section 5(b), Executive or his designated beneficiary or estate (as the case may be) shall receive (i) such life insurance or disability benefits, if any, to which Executive is entitled under the plans and policies maintained by Dress Barn; (ii) Executive's Base Salary as determined under Section 4(a) at the rate in effect on his Termination Date, as if his employment had continued through the period remaining in the applicable term, and in no event less than one year following the Termination Date. Such payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment. Executive's health and medical insurance coverage for the Executive and his family shall also continue in effect for the same period as his Base Salary as provided in (ii) above.

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8.       Restrictive Covenants.


     (a) Non-Competition. Executive covenants and agrees that at all times during the Employment Term and for one (1) year thereafter, unless Dress Barn at its sole discretion) gives its prior written consent to such activity by Executive, Executive will not, directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in "Competition" with Dress Barn.

     For purposes of this  Agreement,  "Competition"  with Dress Barn shall mean
(x) the business of owning and/or operating one or more retail specialty stores that sell women's apparel, or (y) the business of selling women's apparel through catalogs or internet sales, or (z) any other business engaged in by Dress Barn or any subsidiary of Dress Barn (i.e., any entity in which Dress Barn owns 25% or more of the outstanding equity interests) during the Employment Term. As used in this Section 8, the term "affiliate" shall mean, with respect to a particular person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.

     (b) Non-Solicitation. Executive covenants and agrees that at all times during the Employment Term and for one (1) year thereafter, he will not directly or indirectly recruit, solicit, hire, or cause to be hired, any individual who is then, or who has been within the preceding six (6) month period, an employee of Dress Barn.

     (c) Non-Disparagement. Executive covenants and agrees that during the course of his employment by Dress Barn or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame Dress Barn or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or company in so doing.

     (d) Right to Injunction. Executive acknowledges that the services to be rendered by him to Dress Barn are of a special and unique character, which gives this Agreement a peculiar value to Dress Barn. Executive acknowledges that a breach of the covenants set forth in this Section 8 will cause irreparable damage to Dress Barn with respect to which Dress Barn's remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this Section 8 by Executive, Executive and Dress Barn agree that Dress Barn shall be entitled, in addition to remedies otherwise available to it at law or equity, to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

     (e) Acknowledgments and Separability of Covenants. The parties acknowledge that the type and periods of restriction imposed in Section 8 are fair and reasonable and are reasonably required for the protection of Dress Barn; and that the time, scope and other provisions of such Section have been specifically negotiated by the parties. Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent

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him from being employed or earning a livelihood. The covenants contained in this
Section constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 are not permitted by applicable laws, Executive and Dress Barn agree that such covenants shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. 9. Notices. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to the party listed below at their following respective addresses or at such other address as each may specify by notice to the other:



                  To Dress Barn:

                           The Dress Barn, Inc.
                           30 Dunnigan Drive
                           Suffern, NY 10901
                  Attention: Chairman of the Board of Directors


                  To Executive:

                           David R. Jaffe
                           45 Hemlock Ridge
                           Weston, CT  06883


10.      Miscellaneous.


     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York. Any dispute between the parties hereto arising out of or relating to this Agreement (other than any dispute relating to Section 8 above) shall be settled exclusively by arbitration in New York, New York in accordance with the provisions of this Agreement and the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     (b) The article and section headings contained herein are for reference purposes

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     (c) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. It may not be amended except by a written agreement signed by both parties.

     (d) Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement and the rights and benefits of Executive under this Agreement shall not be assignable by Executive; provided, however, that nothing in this Section 10 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                              DRESS BARN, INC.
Date: May 2, 2002                             By:/S/ ARMAND CORREIA
                                              Name:Armand Correia
                                              Title:Senior Vice President



Date: May 2, 2002                             By:/S/ DAVID R. JAFFE
                                              Name:David R. Jaffe